Exhibit 99.2

DEPARTMENT OF HEALTH & HUMAN SERVICES
Public Health Service

Food and Drug Administration
2098 Gaither Road
Rockville, MD 20850
July 19, 2006

Via Federal Express

Amit Kumar, Ph.D.
Chairman, CEO
CombiMatrix Corporation
6500 Harbour Heights Pkwy., Suite #301
Mukilteo, WA 98275

Dear Dr. Kumar:

The Office of In Vitro Diagnostic Device Evaluation and Safety (OIVD) has reviewed reports indicating that CombiMatrix plans to market its microarray based Constitutional Genetic Array Test (CGAT) as a laboratory service, intended for the diagnosis of mental retardation anomolies and identification of common genetic disorders. Under section 201(h) of the Federal Food, Drug, and Cosmetic Act (the act) (21 U.S.C. § 321(h)), any instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including any component, part or accessory, which is intended for use in the diagnosis of disease or other conditions is a device.

We invite you to meet with us at your earliest convenience to discuss the nature and appropriate regulatory status of your technology, and the least burdensome ways that CombiMatrix may fulfill any premarket review requirements that may apply.

Please contact me at (240) 276-0490 to set up a meeting. We are committed to working with you as we strive to protect the public health without unnecessarily imposing regulatory burdens on the marketing of products of potential clinical importance.

                                        Sincerely yours,

                                        /S/ STEVEN I. GUTMAN
                                        Steven I. Gutman, M.D., M.B.A.
                                        Director
                                        Office of In Vitro Diagnostic Device
                                        Evaluation and Safety
                                        Center for Devices and Radiological Health